Exhibit 99.4

        ISSN 1715-2690

Volume 1, number 3	August 24, 2006
AS AT JUNE 30, 2006

June 2006 highlights

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In June 2006, the Québec government's revenue exceeded its spending by $69 million, compared with a negative difference of $848 million in June 2005.

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The improvement is attributable mainly to the exceptional gain of $806 million from the sale of Hydro-Québec's participation in Transelec Chile.

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Budgetary revenue amounts to $6.3 billion, of which $5.4 billion is own-source revenue, i.e. an increase of $1.3 billion compared to last year.

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Program spending comes to $5.7 billion, up $307 million (5.7%) compared to last year.

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Debt service rose by $58 million compared to the same period last year.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS

(millions of dollars)	(Unaudited data)

	June		April to June		March 23, 2006 Budget
	2005[1]	2006	2005-2006[1]	2006-2007	2006-2007	Growth[2] %
Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	4 241	5 442	10 246	11 753	47 105	3.6
Federal transfers	839	907	2 403	2 690	10 796	8.3

Budgetary revenue	5 080	6 349	12 649	14 443	57 901	4.4
Program spending	-5 415	-5 722	-14 238	-14 892	-50 873	3.9
Debt service	-547	-605	-1 656	-1 715	-7 205	5.2

Budgetary expenditure	-5 962	-6 327	-15 894	-16 607	-58 078	4.1
Net results of consolidated organizations	34	47	82	102	177	-48.1

Consolidated budgetary balance for the purposes of the Balanced Budget Act	-848	69	-3 163	-2 062	0	—
Net results of the Generations Fund[3]	—	—	—	—	74	—

Consolidated budgetary balance	-848	69	-3 163	-2 062	74	—

Monthly allocation of financial transactions based on best available data and estimates.

2
According to the 2006-2007 Budget.

3
The Generations Fund will go into operation on January 1, 2007.

Cumulative results to June 30, 2006

Budgetary balance

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For the period from April to June 2006, in accordance with the historical trend, revenue is running $2.1 billion behind expenditure.

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This difference will be eliminated over the course of fiscal 2006-2007.

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However, this is an improvement of $1.1 billion compared to the budgetary balance at the same time last year. Even excluding the exceptional gain from the sale of Transelec Chile, there is an improvement in the budgetary balance of $300 million.

Budgetary revenue

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Since the beginning of the year, budgetary revenue amounts to $14.4 billion, up $1.8 billion compared to the first quarter of 2005-2006.

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Own-source revenue is up $1.5 billion compared to the same period last year, i.e. an increase of 14.7%. Growth of own-source revenue in the first quarter is greater than the annual growth of 3.6% forecast in the budget last March, essentially because of two factors:

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first, the exceptional gain from the sale of Hydro-Québec's participation in Transelec Chile;

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second, as explained in the April and May reports, the introduction of the Child Assistance measure whose payments, charged against personal income tax revenue, are spread throughout the year rather than made all at once, as was formerly the case, when income tax returns are filed.

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Federal transfers to June 30, 2006 amount to $2.7 billion, up 11.9% compared to the same period in 2005.

Budgetary expenditure

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Budgetary expenditure to June 30, 2006 stands at $16.6 billion.

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Program spending is $654 million (4.6%) higher than in the same period last year, including $354 million for health and social services.

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The increase in debt service for the quarter is 3.6%.

Net financial requirements

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Despite the improvement of $1.1 billion in the budgetary balance, net financial requirements are $470 million greater than last year. This is attributable, in particular, to the fact that the large profits earned by Hydro-Québec have not yet been paid to the government as dividends.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS

(millions of dollars)	(Unaudited data)

	June			April to June
	2005[1]	2006	Changes	2005-2006[1]	2006-2007	Changes
Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	4 241	5 442	1 201	10 246	11 753	1 507
Federal transfers	839	907	68	2 403	2 690	287

Budgetary revenue	5 080	6 349	1 269	12 649	14 443	1 794
Program spending	-5 415	-5 722	-307	-14 238	-14 892	-654
Debt service	-547	-605	-58	-1 656	-1 715	-59

Budgetary expenditure	-5 962	-6 327	-365	-15 894	-16 607	-713
Net results of consolidated organizations	34	47	13	82	102	20

Consolidated budgetary balance	-848	69	917	-3 163	-2 062	1 101
Consolidated non-budgetary requirements	232	-2 312	-2 544	-1 316	-2 887	-1 571

Consolidated net financial requirements	-616	-2 243	-1 627	-4 479	-4 949	-470

1
Monthly allocation of financial transactions based on best available data and estimates.

CONSOLIDATED REVENUE FUND REVENUE

(millions of dollars)	(Unaudited data)

	June			April to June
Revenue by source	2005	2006	Changes %	2005-2006	2006-2007	Changes %
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 819	1 894	4.1	3 324	3 713	11.7
Contributions to Health Services Fund	405	432	6.7	1 263	1 307	3.5
Corporate taxes	418	399	-4.5	1 010	1 001	-0.9
Consumption taxes	1 143	1 202	5.2	3 084	3 113	0.9
Other sources	164	182	11.0	625	668	6.9

Total own-source revenue excluding government enterprises	3 949	4 109	4.1	9 306	9 802	5.3
Revenue from government enterprises	292	1 333	—	940	1 951	—

Total own-source revenue	4 241	5 442	28.3	10 246	11 753	14.7
Federal transfers
Equalization	400	447	11.8	1 200	1 339	11.6
Health transfers	258	300	16.3	774	901	16.4
Transfers for post-secondary education and other social programs	81	86	6.2	245	260	6.1
Other programs	100	74	-26.0	184	190	3.3

Total federal transfers	839	907	8.1	2 403	2 690	11.9

Budgetary revenue	5 080	6 349	25.0	12 649	14 443	14.2

CONSOLIDATED REVENUE FUND EXPENDITURE

(millions of dollars)	(Unaudited data)

	June			April to June
Expenditures by mission	2005	2006	Changes %	2005-2006	2006-2007	Changes %
Health and Social Services	2 194	2 273	3.6	5 529	5 883	6.4
Education and Culture	1 918	2 044	6.6	4 570	4 747	3.9
Economy and Environment	458	572	24.9	1 525	1 653	8.4
Support for Individuals and Families	452	436	-3.5	1 337	1 300	-2.8
Administration and Justice	393	397	1.0	1 277	1 309	2.5

Total program spending	5 415	5 722	5.7	14 238	14 892	4.6
Debt service	547	605	10.6	1 656	1 715	3.6

Budgetary expenditure	5 962	6 327	6.1	15 894	16 607	4.5

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.
This publication is also available on the web at: www.finances.gouv.qc.ca.